UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MK AUTOMOTIVE, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	43-1965656 (IRS Employer Identification No.)

5833 West Tropicana Avenue Las Vegas, Nevada (Address of principal executive offices)	89103 (Zip Code)

(702) 227-8324 (Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered

NONE	NONE

Securities Registered under Section 12(g) of the Exchange Act:

Common Stock, $.001 par value per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting Company ☑

ADDITIONAL INFORMATION

Statements contained in this registration statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement.  As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The registration statement, including exhibits, may be inspected without charge at the Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees.  You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) 732-0330.  The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it.  The address of the Commission’s Website is http://www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Forward-looking statements are speculative and uncertain and not based on historical facts.  Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Business,” “Risk Factors” and “Financial Information”.  These uncertainties and other factors include but are not limited to:

•	the continued availability of key personnel

•	consumer acceptance of franchised operations in the automotive repair business

•	location and appearance of owned and franchised outlets

•	availability and cost of qualified automotive technicians

•	ability to attract and retain qualified technicians, managers and franchisees

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and you are advised to consult any further disclosures made on related subjects in our future filings.

MK AUTOMOTIVE, INC.

TABLE OF CONTENTS

Page

Item 1.      Business.

We were incorporated on June 20, 2002, and operated as a Subchapter S corporation from January 1, 2004, until March 30, 2008.  On April 1, 2008, we amended and restated our Articles of Incorporation to increase our authorized shares to 50,000,000 shares of common stock, to increase the par value to $0.001 per share, and to reflect a 10,400:1 forward stock split of the shares outstanding on that date.  We terminated our Subchapter S election at the same time.

We presently operate from seven locations in the greater Las Vegas, Nevada, metropolitan area at which we deliver high quality retail and commercial automotive diagnostic, maintenance and repair services at fair prices.  We emphasize customer satisfaction by employing highly trained technicians and the most advanced repair and diagnostic equipment.  Our locations are easily identified by a common appearance, follow rigorous operating procedures to control costs and maintain quality, and use proven customer care procedures to provide a consistent and positive customer experience at all locations.  We intend to continue to expand the number of locations we operate directly and to commence franchise operations during 2010 through which we will authorize independent businesses to operate under our trade names and using our trade dress, adopt our controls and procedures, and benefit from our reputation.

Summary financial information for the last three years is set forth below:

	Year Ended March 31,
	2009	2008	2007
Company Operations:
Net Revenues	$4,978,456	$4,348,759	$2,814,404
Gross Profits	$2,254,267	$1,850,938	$1,183,685
Net Operating Profits (Losses)	$(1,241,380)	$213,545	$51,995
Net Income (Loss)	$(1,442,963)	$9,797	$(19,378)
Weighted Average Shares Outstanding	29,202,110	26,000,000	26,000,000
Earnings (Loss) Per Share	$(0.05)	$0.00	$(0.00)

Company Operations

Our current operations consist of the full service retail sale of automotive diagnostic, maintenance and repair services, including oil changes, brake overhauls, engine diagnosis and repair, transmission service and repair, and wheel alignment and chassis repairs.  We also offer the retail sale and installation of automotive accessories, including tires, wheels and batteries.  No class of similar products or services accounted for more than 15% of our revenues in any fiscal year.  We employ 28 automobile technicians, most of whom are certified by the National Institute of Automotive Service Excellence (“ASE”).  We also employ nine on-site store managers and assistant managers and three executive and administrative persons.

We have developed a proprietary management software application to run our business more effectively and profitably and have compiled proprietary operating manuals and procedures.  Our proprietary management software application maintains and stores all sales, financial, marketing, customer and location information in a user friendly format that is readily accessible.  Our proprietary operating manual contains policies and procedures for controlling costs of inventory and of work performed and ensuring that all work is completed to the satisfaction of the customer; our facilities have an attractive appearance and are operated safely, and our technicians are trained in the most recent developments and are motivated to provide exemplary customer service.  Each of our locations is required to operate using our proprietary management software application and to follow our proprietary operating manual.

Our technicians are full time employees with benefits, vacation and overtime pay.  Advancement and bonuses are based on customer satisfaction with their work, not on how much they sell.  No employee works on the basis of a commission or a percentage of what they sell so there is no incentive to perform unnecessary work or sell parts that are not required.  We pay our employees in the top quartile of all similar positions.

Aftermarket repair parts are available from various sources, including original equipment manufacturers, suppliers of parts to the original equipment manufacturers, and independent aftermarket or “will fit” parts manufacturers.  We do not use salvage parts in our operations.  We are not dependent upon any single supplier or group of suppliers for aftermarket parts or materials.

Franchise Operations

During 2010, we intend to offer franchise opportunities to independent businesses that are presently engaged in or seek to open an aftermarket commercial and retail automotive diagnostic, maintenance and repair business.  Our franchise operations will provide franchisees with access to our proprietary management software application, confidential procedures manual, and trademarks, and will benefit from our national and regional advertising campaigns.  In addition, we will make the following services available to our franchisees:

•	site selection assistance and planning
•	operation training
•	recruiting and hiring assistance
•	grand opening and continued advertising assistance
•	updates to the management software application and operating manual and other bulletins and materials
•	assistance in developing and operating a successful full service aftermarket service and repair facility

Franchisees will be required to pay an initial franchise fee of $30,000 for each location.  In addition, franchisees are required to pay a royalty of 6% of weekly gross sales, a national advertising contribution of 1% of gross weekly sales, and software licensing fees of $300 per month (which is waived for franchisees with accounts in good standing).  Franchisees are also expected to use 3% of weekly gross sales for local advertising.

As of December 31, 2009, we have incurred costs of $27,737 in preparation of franchise registration and offering materials and development of the policies and procedures relating to our franchise operations.  We expect to incur approximately $100,000 in additional costs relating to franchise operations.

Competition

The automotive aftermarket diagnostic, maintenance and repair market is estimated to be more than $150 billion and is highly fragmented with no one competitor having more than 1% of the total market.  Participants in the market include:

•
Service operations of new car dealerships.  These outlets provide aftermarket services under factory warranty and extended service policies and to purchasers that are not sensitive to the higher cost of factory parts and dealership labor rates.

•
National and local automobile aftermarket parts and accessory retailers like WalMart, NTB, AutoZone, and Pep Boys.  These outlets focus primarily on the retail sale of parts and accessories but also provide general aftermarket maintenance and repair services to customers.

•
National and local specialty shops and franchises like Lube Stop, Brake Check, Aamco and Meineke.  These outlets primarily serve customers with specific automotive problems.  They may also provide general aftermarket repairs and maintenance but do not always have the capability to diagnose and repair problems outside of their particular expertise.

•
Locally owned and operated service centers.  These outlets provide the bulk of aftermarket maintenance and repair services for owners but usually have only one location and draw the majority of their customers from within a few miles of their facility.  Many independent repair shops lack the volume to obtain the best prices for parts, are not able to pay for highly trained technicians, and do not have effective accounting and management systems.

We believe that our sophisticated management systems and software, reputation for fairness and honesty, innovative compensation structure, and superior purchasing power combine the best practices of national retail operations in the automotive maintenance and repair services with the lower cost structure of locally owned service centers.  We compete against the other constituents in the industry on the basis of price, quality of service and customer satisfaction.  As a result, repeat customers make up more than 81% of our total revenue.

Government Regulation

Environmental Regulation.  Our operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment and human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (commonly referred to as CERCLA or the “Superfund Act”), the Clean Air Act, the Resource Conservation and Recovery Act, and similar state laws.  These laws and the regulations adopted by the Environmental Protection Agency (“EPA”) and similar state agencies govern the generation, transportation, treatment, storage, labeling and disposal of hazardous and non-hazardous wastes, the discharge of substances into the air and water, and the responsibility for remediation of contaminated areas.  Failure to comply with the various environmental regulations can be the basis for fines, penalties and enforcement proceedings by the EPA and state regulatory enforcement agencies.

We generate used automotive fluids such as motor oils, greases, hydraulic fluids and coolants, all of which are subject to environmental regulation and could enter the environment if not properly contained and disposed of in accordance with applicable regulations.  We estimate the costs of complying with applicable environmental regulations is between $4,000 and $6,000 per location per year, including installation and maintenance of grease traps and other systems to prevent spills from being carried into the environment by storm water runoff, the storage, transportation and disposal or recycling of waste oils, oil filters, brake fluids, coolant and other fluids, and the recovery systems for R-14 and other chlorinated fluorocarbons used as refrigerants in automotive air conditioners.  Our proprietary operating manual contains procedures to comply with applicable environmental laws and regulations.

Franchising Regulation.  Federal and state laws and regulations govern the offering, sale and termination of franchises and regulate the franchisor/franchisee relationship.  The Federal Trade Commission (“FTC”) Franchise Rule requires the presale disclosure to prospective franchisees of all information necessary to make an informed decision about the franchise opportunity, including costs, services provided, required sources of supply, location and other important rights and obligations.  In addition, 15 states require registration of franchise offerings and require compliance with the Uniform Franchise Offering Circular Guidelines before franchises may be sold to residents in those states.  The FTC is considering replacing its Franchise Rule with a presale disclosure requirement based on the Uniform Franchise Offering Circular Guidelines.  Failure to comply with the various franchise regulations can result in fines, penalties and enforcement proceedings by the FTC and the state regulatory agencies as well as claims by franchisees.

Trademarks and Service Marks

Both our direct operations and our franchise operations will be conducted under the service mark “Mike’s Master Mechanics”, which is registered in the Principal Register of the United States Patent and Trademark Office.  Our direct operations in Nevada also use the trade name “AutoTech”, an unregistered service mark.

Item 1A.      Risk

The automotive service industry is highly competitive.

We compete with services provided by new and used automobile dealerships, national and franchised specialty repair facilities and service centers, and local full service repair and service providers.  The principal competitive factors are location, name recognition, cost and reputation for quality services.  Many of our competitors have significant financial resources, affiliation with automobile manufacturers, or retail parts operations and do not rely solely on providing automotive maintenance and repair services.  Other competitors specialize in oil changes, tune ups, brake repair and service, muffler and exhaust systems, transmission overhaul and other narrow service areas.  We believe that our full service operations can compete against the service operations of automobile dealers on the basis of cost, location and convenience; against specialty operations on the basis of our wide range of services; and against local service and repair facilities on the basis of our reputation for quality work and customer satisfaction.  See “Business – Competition”

Changes in automotive technology.

Automobile design is rapidly changing and manufacturers are producing vehicles that use alternative fuels, hybrid propulsion systems, and other advanced technologies.  In addition, manufacturers are producing vehicles that are more durable, require fewer repairs, and have longer maintenance intervals.  A few manufacturers offer extended service as part of the purchase price of a new automobile and extended warranty periods during which most repairs and services are performed by the authorized dealers.  Continued development of more durable and fault tolerant vehicles, longer warranty and service policies, and extended service intervals for normal maintenance could have an adverse effect on our business by reducing the amount of repairs and maintenance performed by independent facilities.  In addition, new automobile technologies could require us to replace or update our diagnostic tools and equipment, acquire additional tools and equipment, or make additional capital investment for us to remain competitive.  See “Properties”

We are dependent on the availability of certain key personnel.

Our future success depends upon the continued service of Michael “Mike” Murphy and Tracy Maurstad, the individuals primarily responsible for the design and execution of our business operations.  We do not have an employment contract with either Mike or Tracy and either or both of them could terminate their participation in the business at any time or start a competitive business in the same trade area.  Likewise, we do not have key person life insurance on either Mike or Tracy and would find it difficult to hire a successor if either Mike or Tracy died or became totally disabled.  See “Directors and Executive Officers”

Availability and cost of qualified automotive technicians.

Trained and experienced automotive technicians are in high demand and move from employer to employer to obtain higher pay, better benefits and additional training.  We compete with new and used automobile dealerships, captive service operations at large fleet operators and independent repair and maintenance facilities for qualified and experienced automotive technicians.  In addition, turnover among our technicians adversely affects our productivity and profitability because we must either hire a replacement technician with similar training and experience or invest in additional training of a less experienced technician.  There is no assurance that we will be able to hire a sufficient number of technicians with the training and experience necessary at a cost that makes our operations profitable.  See “Business – Company Operations”

Environmental regulations could result in increased costs.

Our locations handle new and used automotive lubricants and fluids in the normal course of performing vehicle maintenance and repairs.  As a result, we are subject to various federal, state and local environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes and discharge of storm water.  If any of these substances were improperly released by us or by the people we contract for transportation and disposal, we could be responsible for remediation costs, property damages and penalties, which could be material and have an adverse effect on our financial condition.  I addition, government regulation of hazardous materials is subject to change as a result of new legislation, regulations and judicial or administrative interpretations.  Any changes could result in additional risks or increase the cost of our operations.  See “Business – Government Regulation”

Franchise regulation could adversely affect our expansion plans.

We intend to commence franchise operations in 2010.  Franchise operations are subject to various federal and state laws and regulations relating to the offer and termination of franchises and the relationship between franchisor and franchisee.  Compliance with these laws and regulations could delay commencement of franchise operations and changes or amendments to these laws may make continued operation of a franchise business less attractive.  Failure to comply with these laws and regulations could result in liability to franchisees, fines and penalties, which could have an adverse effect on our financial condition.  In addition, government regulation of franchise operation is subject to change as a result of new legislation, regulations and judicial or administrative interpretations.  Any changes could result in additional risks or increase the cost of franchise operations.  See “Business – Government Regulation”

Two of our stockholders can exert control over matters requiring stockholder approval.

Mike Murphy, our President and a member of our board of directors, and Thomas E. Kubik beneficially own 84.6% of our outstanding common stock.  They can control all matters requiring approval by our stockholders, including the election of director, approval of mergers and consolidations, the sale of all or substantially all of our assets, and amendments to our Articles of Incorporation or bylaws.  In addition, they have the power to prevent or cause a change in control on terms that other stockholders do not approve or agree with.  The existence of a controlling block may also deter others from making any attempt to gain control through acquisition of our outstanding shares without the consent of our controlling stockholders.  As a result, our stockholders are unlikely to benefit from any tender offer or other unsolicited attempt to gain control of our common stock.  See “Security Ownership of Certain Beneficial Owners and Management”

There is currently no market for our common stock, and we expect that any market that does develop will be illiquid and extremely volatile.

There currently is no market for our common stock.  The lack of a market may impair the ability of our stockholders to sell shares at the time they wish to sell or at a price considered to be reasonable.  If a market for our common stock develops in the future, we anticipate that such market would be illiquid and highly volatile because of the limited numbers of shares available for sale, limited following by financial analysts, and fluctuations in our earnings and prospects.  Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance which include stock market fluctuations and general economic and political considerations.  See “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”

We do not anticipate dividends will be paid on our common stock.

We do not intend to pay dividends on outstanding shares of our common stock.  We expect to use future earnings, if any, to fund our existing operations and business growth.  See “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters”

Our bylaws and the Nevada Revised Statutes contain provisions that limit the liability and provide indemnification for our officers and directors.

As permitted by Nevada law, our bylaws provide that the officers and directors will only be liable to us for acts or omissions that constitute actual fraud, gross negligence or willful and wanton misconduct.  Thus, we may be prevented from recovering damages from our officers and directors for liabilities incurred in connection with their good faith acts for us.  In addition, our bylaws provide that we will indemnify our officers and directors from certain liabilities that they may incur as a result of actions they take in connection with the operation of our business.  Any such indemnification could result in a significant cost and deplete our financial resources.  See “Indemnification of Directors and Officers”

Item 2.      Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this registration statement.  This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed under “Risk Factors”.

Overview

We operate full service automotive maintenance and repair service shops in seven locations in the greater Las Vegas, Nevada, metropolitan area.  Expansion is planned through the establishment of additional locations that we will operate and will be supplemented by granting franchises to independent businesses.  As used in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, fiscal 2009 means the twelve months ended March 31, 2009; fiscal 2008 means the twelve months ended March 31, 2008; and fiscal 2007 means the twelve months ended March 31, 2007.

Results of Operations

Nine Months Ended December 31, 2009 and December 31, 2008

Net sales during the nine months ended December 31, 2009, were $3,549,786, a decrease of $290,778, or 7.6%, over net sales of $3,840,564 for the nine months ended December 31, 2008.  The decrease in net sales was due primarily to a general decline in economic activity during the nine months ended December 31, 2009, compared to the similar period in 2008 and the deferral by consumers of maintenance and repair on personal automobiles.  Our operations are concentrated in Las Vegas, Nevada, which was and continues to be one of the areas that have been most severely affected by loss of jobs and other adverse factors.  Cost of goods sold during the nine months ended December 31, 2009, was $1,945,293, a decrease of $117,386, or 5.7%, from cost of goods sold during the nine months ended December 31, 2008, of $2,062,679.  The decrease in cost of goods sold was a direct result of the decrease in net sales.  Cost of goods sold as a percentage of sales increased to 54.8% for the nine months ended December 31, 2009, compared to 53.7% for the nine months ended December 31, 2008, primarily as a result of a decline in sales of cooling system maintenance, replacements of transmission fluids and brake fluids, and other discretionary maintenance services that can be deferred without an immediate effect on vehicle operation.  Gross profit during the nine months ended December 31, 2009, was $1,604,493, a decrease of $173,392, or 9.8%, over gross profit during the nine month ended December 31, 2008, of $1,777,885.  The decline in gross profit was primarily due to the decline in net sales and increase in cost of goods sold as a percent of sales.

Selling, general and administrative expenses during the nine months ended December 31, 2009, were $1,797,555, a decrease of $1,159,145, or 39.2%, compared to selling, general and administrative expenses during the nine months ended December 31, 2008, of $2,956,700.  The decrease was primarily the result of a reduction in salaries, wages and employee benefits, rents, advertising, and other operating expenses that could be deferred or eliminated as a result of the decline in net sales.  The reductions were partially offset by increases in licenses, permits and business taxes, bank charges and utilities that could not be deferred.

Despite the decline in net revenue, losses from operations improved to a loss of $193,062 for the nine months ended December 31, 2009, compared to a loss from operations of $1,178,815 for the nine months ended December 31, 2008.  The improvement in losses from operations was primarily the result of our ability to reduce salaries, wages and employee benefits by $102,135 and reduce professional fees by $920,182 in the nine months ended December 31, 2009, compared to the nine months ended December 31, 2008.  Interest expense was $153,719 during the nine months ended December 31, 2009, compared to interest expense of $187,448 during the same period in 2008.  The decline in interest expense is primarily the result of a reduction in interest bearing debt and decline in the interest rate between periods.  Net losses for the nine months ended December 31, 2009, improved to $349,781, an improvement of $1,019,482, or 74.6%, compared to net losses for the nine months ended December 31, 2008, of $1,366,263.

Fiscal 2009 and Fiscal 2008

Net sales during fiscal 2009 were $4,978,456, an increase of $629,697, or 14.5%, over net sales during fiscal 2008.  The increase was the result of the inclusion of a full year of net sales from two facilities acquired during fiscal 2008.  Cost of goods sold during fiscal 2009 was $2,724,189, an increase of $226,368, or 9.1%, from cost of goods sold during fiscal 2008 of $2,497,821.  The increase in cost of goods sold was a direct result of the increase in net sales.  Cost of goods sold as a percentage of sales significantly improved to 54.7% in fiscal 2009 compared to 57.4% in fiscal 2008.  This improvement was the result of both an increase in sales of high margin maintenance services in fiscal 2009 and greater efficiency and purchasing power from the operation of multiple facilities.  Gross profit during fiscal 2009 was $2,254,267, an increase of $403,329, or 21.8%, over gross profit during fiscal 2008 of $1,850,938.  The increase in gross profit was a result of both the increase in net sales and the improvement in cost of goods sold as a percentage of net sales, with the increase in net sales accounting for $268,911 in gross profit and the improvement in gross profit margin accounting for $134,418 of gross profit.

Selling, general and administrative expenses during fiscal 2009 were $3,495,647, an increase of $1,858,254, or 113.5%, compared to selling, general and administrative expenses during fiscal 2008 of $1,637,393.  This increase is primarily the result of professional fees in the amount of $1,163,049 in fiscal 2009 compared to professional fees of $35,572 in fiscal 2008, and salary, wages and employee benefits of $1,024,986 in fiscal 2009 compared to salaries, wages and employee benefits of $608,478 in fiscal 2008.  Both the increase in professional fees and the increase in salaries, wages and employee benefits during fiscal 2009 include non-cash expenses relating to the issuance of our common stock for services.  The aggregate amount of the non-cash expenses during fiscal 2009 was $1,146,203, compared to zero for fiscal 2008.  We also incurred increases in other operating expenses, advertising, and utilities during fiscal 2009 that were associated with the operation for a full year of the locations acquired during fiscal 2008.

As a result of the increase in selling, general, and administrative expenses, loss from operations was $1,241,380 during fiscal 2009, compared to income from operations of $213,545 during fiscal 2008, despite the improvement in gross profit for fiscal 2009.  Interest expense during fiscal 2009 remained relatively constant at $201,583 compared to $203,748 during fiscal 2008.  The increase in selling, general and administrative expenses also resulted in a net loss of $1,442,963 for fiscal 2009 compared to net income of $9,797 for fiscal 2008.

Liquidity and Capital Resources

Since December 31, 2008, we received $537,100 from sales of our common stock.  Of the total, $425,000 was raised in a private placement that was exempt from registration under both state and federal law.  An additional $112,100 was raised in an offering registered with the Nevada Secretary of State, Securities Division.  The offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 504 of Regulation D under the Act.  We used the net proceeds to fund working capital and repayment of indebtedness.  As of December 31, 2009, we had cash available of $69,993.

We lease property in six locations under non-cancelable operating leases.  While all of the agreements provide for minimum lease payments, some provide for additional rentals contingent upon prescribed sales volumes or constitute net leases which require us to pay additional rent relating to real estate taxes, insurance, rental taxes, and common area maintenance.  Most of the leases contain renewal options.  The leases call for escalating rent payments and as such, we are recognizing the rental expense on a straight-line basis over the lease term.

Since April 1, 2009, we have required cash of approximately $405,000 per month and we generated cash from operations of approximately $395,000 per month.  Our cash requirements during this period included significant non-recurring costs relating to the commencement of franchise operations, conducting a state-registered offering of our common stock, and registration of our common stock under the Exchange Act.  We expect to increase our revenues and gross profit during the next 12 months as the economy improves and consumers undertake deferred maintenance and repairs.  We also expect to reduce our selling, general and administrative expenses during the next 12 months because we do not anticipate a need for additional personnel, the state-registered offering has been completed, and most of the costs relating to registration of our common stock under the Exchange Act have been incurred.  We believe that cash available at December 31, 2009, together with cash generated from operations and the reduction in costs relating to registration of our common stock will be sufficient to fund our operations for the next 12 months.  If funds from operations and available cash are not sufficient, we may borrow additional funds from related parties, delay payments to vendors, delay advertising and other expenses, or reduce or delay franchise operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Material Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities.  We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  On an ongoing basis, we evaluate our estimates.  Actual results may differ from these estimates if our assumptions do not materialize or conditions affecting those assumptions change.

We believe the following material accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Long-Lived Assets.  SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires us to periodically review the carrying amounts of our property and equipment to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Item 3.      Properties.

  Our operations are conducted at one owned and six leased locations in the greater Las Vegas, Nevada, metropolitan area.  Each location includes office space and waiting area, four to nine service bays and related parking, driveways and access areas.  The following table contains information on each of our facilities:

Location	Total Square Feet	Service Bays	Owned or Lease Expiration Date

5833 West Tropicana Avenue Las Vegas, Nevada 89103	2,900	5	Owned

3665 South Durango Las Vegas, Nevada 89147	2,100	4	April 2011

4430 North Decatur Las Vegas, Nevada 89031	3,000	6	March 2012

704 South Boulder Highway Henderson, Nevada 89015	3,000	6	July 2012

500 South Buffalo Las Vegas, Nevada 89145	3,000	6	July 2012

8550 West Sahara Avenue Las Vegas, Nevada 89117	3,800	7	March 2013

2640 Sunridge Heights Parkway Henderson, Nevada 89052	4,200	9	March 2012

Item 4.      Security Ownership of Certain Beneficial Owners and Management.

The following table lists the beneficial ownership of shares of our common stock by (i) all persons and groups we know to own beneficially more than 5% of the outstanding shares, (ii) each of our directors, nominees and named executive officers, and (iii) all of our directors and executive officers as a group.  Information is as of March 15, 2010, and is based on our books and records and information obtained from each individual.  Unless otherwise stated, the business address of each individual or group is the same as our principal executive office and shares of common stock are owned solely by the person indicated.

Name and Address of Beneficial Owner	Title or Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Thomas E. Kubik	5% Stockholder	10,920,000		35.5%
Michael R. Murphy	President and Director	15,080,000	(3)	49.0%
Tracy Maurstad	Secretary, Treasurer and Director	15,080,000	(3)	49.0%
All Directors and Executive Officers as a group		15,080,000		49.0%

(1)
As of March 15, 2010, there were 30,747,100 shares of our common stock outstanding.  The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. More than one person may be deemed to be a beneficial owner of the same securities.

(2)
The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  As of March 15, 2010, no person was entitled to acquire shares of our common stock within 60 days.

(3)
Michael R. Murphy and Tracy Maurstad are married and 15,080,000 shares of our common stock owned of record by Michael R. Murphy are beneficially owned by Michael R. Murphy directly and by Tracy Maurstad, indirectly.

Item 5.      Directors and Executive Officers.

Our executive officers and directors, and their ages and positions as of December 31, 2009, are as follows:

Name	Age	Position
Michael R. Murphy	54	President, Director
Tracy Maurstad	48	Secretary, Treasurer and Director

Michael “Mike” R. Murphy has served as our President and as a director since we were incorporated in June, 2002.  Mike has been an entrepreneur since age 26 when he started his first company in Chicago designing and selling industrial process equipment and systems.  Under Mike's leadership, that company grew into MK Systems, Inc., the premier firm of its kind in the country, not only selling equipment for other manufacturers, but designing entire systems, fabricating its own custom designs for specialty applications, and offering onsite installation and service.  The growth and success of MK Systems was due not only to Mike's technical expertise, but his constant commitment to customer service and his ability to hire, develop and retain excellent employees.

Tracy Maurstad has served as our Secretary and Treasurer and as a director since we were incorporated in June, 2002.  Tracy developed MK Manager™, our proprietary software application, which we use in each of our stores and will license to our franchisees.

Mike Murphy and Tracy Maurstad are married.  No other family relationship exists among our directors, officers and principal stockholders.

Item 6.      Executive Compensation.

The following table sets forth information concerning the compensation earned during our last two fiscal years by our principal executive officer.  None of our other executive officers received total compensation during either of our last two fiscal years in excess of $100,000.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus($)	All Other Compensation ($)(1)	Total ($)(1)

Mike Murphy	2009	$123,183	$-	$75,000	$198,183
President	2008	$112,897	$-	$37,690	$150,587

(1)
Does not include perquisites and other personal benefits or property unless the aggregate amount of such compensation is $10,000 or more.  Includes interest and principal payments of $75,000 and $37,690 during the fiscal year ended March 31, 2009, and March 31, 2008, respectively.

We have not entered into any employment or other agreements with our chief executive officer regarding compensation, granted equity based compensation or incentive compensation awards to our chief executive officer, or provided any retirement plan or benefits to our chief executive officer.

We reimburse our directors for their reasonable expenses incurred in attending meetings of our Board of Directors but do not otherwise provide compensation to our directors in such capacity.  Our Restated Articles of Incorporation and bylaws contain provisions which allow us to indemnify our directors and director nominees against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with their service to us if it is determined that any such director or nominee acted in good faith and in a manner which he reasonably believed was in our best interest.

Item 7.      Certain Relationships and Related Transactions, and Director Independence.

Michael R. Murphy, our President and a director and controlling stockholder, has made advances to us.  The advances are unsecured and bear interest at the rate of 7.5% per annum.  Since April 1, 2008, we made $100,000 in principal payments and made $0 in interest payments to Mr. Murphy.  As of December 31, 2009, we owed Mr. Murphy $79,263 in advances and $126,520 in interest.

Thomas Kubik, the holder of more than 5% of our outstanding stock, has made advances to us.  The advances are unsecured and bear interest at the rate of 7.5% per annum.  Since April 1, 2008, we received advances of $75,000 and made $0 in principal and interest payments to Mr. Kubik.  As of December 31, 2009, we owed Mr. Kubik $164,894 in advances and $87,551 in interest.

We contract with Tracy Maurstad, our Secretary and Treasurer and director and the wife of Michael R. Murphy, for computer support services.  During the year ended March 31, 2009, we paid Ms. Maurstad approximately $12,000 for computer support services.  During the nine months ended December 31, 2009, we paid Ms. Maurstad approximately $10,000 for computer support services.

Item 8.      Legal Proceedings.

None.

Item 9.      Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is not listed on any securities exchange or admitted to trading on the bulletin board or other inter-dealer market or quotation system.  As of March 15, 2010, there are no outstanding options or warrants to purchase, or securities convertible into shares of our common stock.  We have not agreed to register any shares of our common stock for sale under the Securities Act of 1933.

As of March 15, 2010, we had outstanding 30,747,100 shares of common stock held by 35 stockholders of record, of which 4,535,000 shares may be sold under Rule 144.  Upon the expiration of 90 days after the effective date of this registration statement, an additional 26,000,000 shares of our common stock held by our officers and directors will be eligible for sale under Rule 144, subject to our continued compliance with reporting obligations and the notice requirements, volume limitations and manner of sale provisions as set forth in that Rule.

We do not expect to declare or pay dividends on our common stock and will use all retained earnings to fund future growth.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Item 10.      Recent Sales of Unregistered Securities.

Between June 13, 2008, and July 15, 2008, we sold 750,000 shares of our common stock for an aggregate purchase price of $375,000 in a private placement with friends, family and other persons with whom we had prior substantial relations.  The offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act because there was no public solicitation for the sale of our common stock, the existence of a prior relationship between the stockholders and our executive officers, and the imposition of restrictions on the resale of the common stock.

On April 8, 2008, we issued 1,250,000 shares of our common stock to GoPublicToday.com, Inc. in exchange for consulting services relating to our efforts to become a fully reporting publicly traded company and subsequent compliance with reporting and governance requirements.  The offering was exempt from registration requirements of the Act pursuant to Section 4(2) because there was no public solicitation for this sale and the shares have restrictions on subsequent transfer.

On various dates in August, 2008, we issued 1,635,000 shares of our common stock to employees and various consultants in exchange for services rendered and to be rendered.  The offering was exempt from the registration requirements of the Act pursuant to Rule 701 under the Act.

Between November 2008 and November 2009, we sold 112,100 shares of our common stock for an aggregate purchase price of $112,100 in an offering registered with the Nevada Secretary of State, Securities Division.  The offering was exempt from the registration requirements of the Act pursuant to Rule 504 of Regulation D under the Act.  No underwriter was involved in the offering.

On March 12, 2010, we sold 100,000 shares of our common stock for an aggregate purchase price of $50,000 in a private placement with a friend of our President.  The offering was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act because there was no public solicitation for the sale, the prior relationship between the stockholder and our President, and the imposition of restrictions on resale of the common stock.

Item 11.      Description of Registrant’s Securities to Be Registered.

This registration statement relates to shares of our common stock, $.001 par value per share.  Shares of our common stock are entitled to receive dividends only if and when declared by our board of directors and only out of funds legally available for the payment of dividends.  Each share of our common stock is entitled to one vote in matters that are subject to a vote of the stockholders.  Shares of our common stock are not entitled to cumulative voting for directors and do not have any pre-emptive rights to acquire other securities we issue in the future.

Shares of common stock, when issued, are fully paid and not assessable.  Stockholders are not subject to claims by any of our creditors except to the extent of the subscription price for which the shares are issued.

We do not have any class or series of securities outstanding other than our common stock.  Nevada corporate law permits the Board of Directors to create series or classes of common stock with such voting, dividend and other rights as the Board of Directors establishes.  The creation of any such classes or series of stock could restrict or limit the rights of the holders of our common stock.

Item 12.      Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Article VI of our Amended and Restated Articles of Incorporation provides for elimination of any liability of our directors and officers and Article VII of our Amended and Restated Articles of Incorporation provides for indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 13.      Financial Statements and Supplementary Data.

The Financial Statements and Notes thereto included on pages F-1 through F-13 are incorporated by reference herein.

Item 14.      Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 15.      Financial Statements and Exhibits.

The following Financial Statements are filed as part of this registration statement:

The following exhibits are filed with this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of MK Automotive, Inc., dated April 1, 2008
3.2	Amended and Restated Bylaws of MK Automotive, Inc., dated as of March 27, 2008
4.1	Form of MK Automotive, Inc. Certificate of Common Stock, $.001 par value per share
10.1	Commercial Lease, dated April 1, 2008, between MK Automotive, Inc. and Robbie Handal or his designee relating to 500 Buffalo, Las Vegas, Nevada
10.2	Commercial Lease, dated March 15, 2007, between MK Automotive, Inc. and Robert Handal or his designee relating to 4430 North Decatur, Las Vegas, Nevada
10.3	Commercial Lease, dated November 11, 2005, between MK Automotive, Inc. and Robbie Handal or his designee relating to 8550 W. Sahara, Las Vegas, Nevada
10.4	Shopping Center Lease, dated May 1, 2009, between MK Automotive, Inc. and DMEP Global Plaza West, LLC & DMEP Global Plaza West 1-8, LLC relating to 3665 S. Durango, Las Vegas, Nevada
10.5
Shopping Center Lease, dated April 27, 1999, between Drews Auto, Inc. and Southrim Properties, LLC relating to 700 South Boulder Highway, Henderson, Nevada, together Second Amendment to Shopping Center Lease, dated May 15, 2009, between Kaufman Boulder Marketplace (as successor to Southrim Properties, LLC and MK Automotive, Inc. as successor to Drews Auto, Inc.

10.6
Commercial Lease, dated March 15, 2007, between MK Automotive, Inc. and Robert Handal or his designee relating to 5833 W. Tropicana, Las Vegas, Nevada relating to 2640 Sunridge Heights Parkway, Henderson, Nevada

10.7	Promissory Note, dated December 23, 2005, in the original principal amount of $500,000 payable to First Choice Bank, as amended.
10.8	Promissory Note, dated May 7, 2007, in the original principal amount of $200,000 payable to First Choice Bank, as amended
10.9	Promissory Note, dated April 1, 2008, in the original principal amount of $300,000 payable to Robbie Handal
10.10	Amended Contract for Services, dated October 16, 2008, between MK Automotive, Inc. and GoPublicToday.com, Inc.
10.11	Consulting Services Agreement, dated April 2, 2008, between MK Automotive, Inc. and Bobby Vavla
10.12	Asset Purchase Agreement, dated April 1, 2008, between MK Automotive, Inc. and Robert Handal

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MK AUTOMOTIVE, INC.

Date: March 18, 2010	By:	/s/ Michael R. Murphy
Name: Michael R. Murphy
Title: President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MK Automotive, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of MK Automotive, Inc. as of March 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009 and 2008 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

March 16, 2010

MK Automotive, Inc.
Balance Sheets
March 31, 2009 and 2008

	2009	2008
ASSETS
CURRENT ASSETS
Cash	$68,291	$75,216
Accounts receivable	35,605	32,657
Prepaid expenses and other current assets	13,457	12,652
Total current assets	117,353	120,525

PROPERTY AND EQUIPMENT
Building	480,620	480,620
Furniture, fixtures and equipment	158,079	158,079
	638,699	638,699
Less - accumulated depreciation	(191,641)	(155,878)
	447,058	482,821
Land	919,380	919,380
	1,366,438	1,402,201

GOODWILL	1,218,379	918,379
	$2,702,170	$2,441,105

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable - trade	$136,969	$163,143
Accrued expenses and other current liabilities	229,512	151,247
Accrued interest - related party	190,359	168,174
Line of credit	92,594	94,832
Advances from shareholders	269,157	319,157
Current portion of long-term debt - related party	141,276	238,293
Current portion of long-term debt - third party	99,330	53,979
Total current liabilities	1,159,197	1,188,825

LONG-TERM LIABILITIES
Long-term debt - third party, net of current portion	1,573,543	1,643,146
Long-term debt - related party, net of current portion	282,056	-
Total liabilities	3,014,796	2,831,971

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 50,000,000 shares authorized;
29,635,000 and 26,000,000 shares issued and outstanding	29,635	26,000
Additional paid in capital	1,551,674	34,106
Accumulated deficit	(1,893,935)	(450,972)
Total stockholders' deficit	(312,626)	(390,866)
	$2,702,170	$2,441,105

The accompanying footnotes are an integral part of these financial statements

MK Automotive, Inc.
Statements of Operations
For the Years Ended March 31, 2009 and 2008

	2009	2008

Net sales	$4,978,456	$4,348,759
Cost of goods sold	2,724,189	2,497,821
Gross Profit	2,254,267	1,850,938

Selling, general and administrative expenses
Salaries, wages and employee benefits	1,024,986	608,478
Rent	834,811	560,702
Other operating expenses	178,016	138,716
Advertising	101,512	77,940
Bank charges	69,921	63,670
Utilities	78,244	58,832
Repairs and maintenance	10,451	52,006
Licenses, permits and business taxes	19,077	41,477
Professional fees	1,163,049	35,572
Bad debts	15,580	-
	3,495,647	1,637,393

Income (loss) from operations	(1,241,380)	213,545

Other expense
Interest expense	(201,583)	(203,748)

Net income (loss)	$(1,442,963)	$9,797

Basic and diluted earnings (loss) per share	$(0.05)	$0.00

Weighted average shares outstanding	29,202,110	26,000,000

The accompanying footnotes are an integral part of these financial statements

MK Automotive
Statements of Stockholders’ Equity (Deficit)
For the Years Ended March 31, 2009 and 2008

			Additional
	Capital Stock *		paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total

Balance, March 31, 2007	26,000,000	$26,000	$34,106	$(460,769)	$(400,663)

Net income for the year	-	-	-	9,797	9,797

Balance, March 31, 2008	26,000,000	26,000	34,106	(450,972)	(390,866)

Stock issued for cash	750,000	750	374,250	-	375,000

Stock issued for services	2,885,000	2,885	1,143,318	-	1,146,203

Net loss for the year	-	-	-	(1,442,963)	(1,442,963)

Balance, March 31, 2009	29,635,000	$29,635	$1,551,674	$(1,893,935)	$(312,626)

* denotes all share amounts have been presented to reflect the forward stock split of 10,400 to 1 and par value of $.001

MK Automotive, Inc.
Statements of Cash Flows
For the Years Ended March 31, 2009 and 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,442,963)	$9,797
Adjustments to reconcile net income (loss) to net
cash from operating activities:
Stock-based compensation	1,146,203	-
Depreciation	35,763	38,375
Changes in operating assets and liabilities
Accounts receivable	(2,948)	12,949
Prepaid expenses and other current assets	(805)	40,444
Accounts payable - trade	(26,174)	(19,274)
Accrued expenses and other current liabilities	100,450	68,806

Net cash provided by (used in) operating activities	(190,474)	151,097

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	-	(15,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from shareholders	25,000	25,000
Payment of advances from shareholders	(75,000)	(37,690)
Proceeds from (payments on) line of credit, net	(2,238)	50,382
Proceeds from line of credit, net	-	5,672
Repayments of long-term debt	(139,213)	(192,955)
Sale of common stock	375,000	-

Net cash provided by (used in) financing activities	183,549	(149,591)

NET DECREASE IN CASH	(6,925)	(13,494)

CASH AT BEGINNING OF PERIOD	75,216	88,710

CASH AT END OF PERIOD	$68,291	$75,216

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid during the year for interest	$179,398	$159,500
Income taxes paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING ACTIVITIES
Acquisition of assets through issuance of debt	$-	$1,400,000
Acquisition of business through issuance of debt	300,000	250,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH
FINANCING ACTIVITY
Interest converted into additional advances from shareholders	$-	$34,528

The accompanying footnotes are an integral part of these financial statements

MK AUTOMOTIVE, INC.
NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

MK Automotive, Inc. (“the Company”) operates a chain of full service automotive repair and service shops serving customers in the greater Las Vegas, Nevada metropolitan area. Further expansion is planned primarily through the establishment of a nationwide franchise division.

MK was formed as a Nevada corporation on June 20, 2002.

2. Summary of Significant Accounting Policies

Use of Estimates – Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Accounts receivable – Accounts receivable is recorded net of any allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

Property and Equipment – Property and equipment are stated at cost. Expenditures for major renewals and replacements are capitalized. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, which range from 5 to 39 years for financial reporting purposes. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the amounts applicable to such items are removed from the related assets and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income.

Goodwill – Goodwill represents the excess of the cost of an acquired entity over the fair value of the net amount assigned to assets acquired and liabilities assumed. Goodwill is not required to be amortized but is tested annually for impairment and more often if circumstances require. Based upon the Company’s review at March 31, 2009, no impairment was required.

Long-Lived Assets – The Company periodically reviews the carrying amounts of its property and equipment to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. At March 31, 2009 and 2008 no such impairment exists.

Revenue Recognition – The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the automotive repair or service has been completed according to specifications, tested, and the customer takes possession of the completed vehicle.

Income Taxes – The Company accounts for income taxes using the asset and liability approach.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Reclassifications – Certain accounts in 2008 were reclassified to conform with the 2009 financial statements presentation.

New Accounting Pronouncements – The Company adopted new accounting guidance on business combinations.  This new accounting guidance broadens the scope of business combinations, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses.  It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations.  It also expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. The adoption of this guidance did not have a material impact on the Company’s financial statements.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant effect on its financial statements.

3. Acquisitions of Business

On April 1, 2008, the Company acquired the rights to a location lease and the operating business in the Buffalo, Las Vegas area by issuing a promissory note to the seller, who is also an employee, for $300,000. The purchase price was allocated based on the fair values of acquired assets, which was primarily goodwill.

4. Debt

Long-term debt at March 31, 2009 and 2008 consist of:
	2009	2008

Note payable to a bank, with 6 interest-only payment at 7.5%, then 26 remaining monthly principal and interest payments of $15,398 ending on December 23, 2011, with interest at the 3-year U.S. Treasury Note rate plus 2.5%; secured by accounts receivable and other assets.	$383,363	$390,880

Note payable to a bank, with 37 remaining principal and interest payments of $8,237 and a balloon payment of $901,254 on May 7, 2017, with interest at the 5-year U.S. Treasury Note rate plus 2.75%; secured by certain real property and accounts receivable.	1,089,510	1,106,245

Note payable to a bank, with 6 interest-only payments at 7.5%, then 54 monthly principal and interest payments of $2,899 with interest at 7.5%, then 37 monthly payments of $2,774 ending on May 7, 2017 maturity date, with interest at the 5-year U.S. Treasury Note rate plus 2.75%; secured by a 2nd mortgage on real property and accounts receivable.	200,000	200,000

Related party loans (see Note 5)	423,332	238,293
	2,096,205	1,935,418

Less – current maturities	(240,606)	(292,272)

	$1,855,599	$1,643,146

Payments of long-term debt are expected to be made as follows:

2010	$202,157
2011	264,758
2012	179,868
2013	47,677
2014	323,485
Thereafter	1,078,260
$2,096,205

In May and December 2008 and in May 2009,  two of the Company’s notes payable were amended to postpone certain principal payments though the original maturity dates did not change.  The amendments were accounted for as a debt modification since the amended note agreements were not substantially different than the original note agreements due to the present value of the change in cash flows being less than 10% and because there is no change in the creditor.

5. Related party transactions

In April 2008, the Company borrowed $300,000 from a shareholder to finance the acquisition of the Buffalo location.  The unsecured loan carries interest at 10% and is due on December 31, 2017.  As of March 31, 2009, the outstanding balance is $282,056 and is included in related party debt in the balance sheets.

In April 2007, the Company borrowed $304,007 from a shareholder. The unsecured loan carries interest from 8.25% to 10.2%.  As of March 31, 2009, the outstanding balance was $141,276 and is included in related party debt in the balance sheets.

The Company has unsecured advances from the controlling shareholders which are subject to interest of 7.5%.  As of March 31, 2009, the outstanding balance for these advances amounted to $269,157.

In addition, one of the Company’s directors also provided computer support services to the Company. Total expenses incurred for such services for the years ended March 31, 2009 and 2008 were approximately $12,000 and $18,500, respectively.

6. Income taxes

Effective March 31, 2008, the Company terminated its “S” Corporation status.  As of March 31, 2009, the Company has a net operating loss carryforward of $295,000 which will expire in 2029. Deferred tax assets for the NOL of $100,000 are fully covered by a valuation allowance.

7. Leases

The Company leases property in six (6) locations under non-cancelable operating leases. While all of the agreements provide for minimum lease payments, some provide for additional rentals contingent upon prescribed sales volumes or are net leases which require the Company to pay additional rent relative to real estate taxes and common area maintenance. Most of the leases contain renewal options. The leases call for escalating rent payments and as such, the Company is recognizing the rental expense on a straight-line basis over the lease term. As a result, at March 31, 2009 and 2008, a deferred rental obligation of $199,713 and $122,243 is recorded.

Future minimum rental payments for the above leases are as follows:

2010	$614,290
2011	551,869
2012	444,351
2013	159,061
2014	139,113
Thereafter	720,409

Minimum lease payments exclude contingent rentals, additional rent and rentals under renewal options, which as of March 31, 2009 are not reasonably assured of being exercised.

8.  Stockholders’ Equity

On April 1, 2008, the Company amended its articles of incorporation to incorporate an increase in its authorized capital stock to 50,000,000 shares to reflect a 10,400:1 forward stock split and to increase the par value to $.001 per share.  All share amounts presented have been restated to reflect this split and par value change.

On various dates in April and August 2008, the Company issued 2,885,000 common shares to various parties, valued at $1,146,203, as payment of services. These shares were considered as earned based on the performance of the related services or achievement of certain milestones as set out in the corresponding agreements.

On various dates in June and July 2008, the Company sold 750,000 shares for cash at $.50 a share for a total of $375,000.

9. Subsequent events

In June and September 2009, the Company completed a state registered “Nevada Public offering” in which 112,000 shares of its stock were sold at $1 per share.

The Henderson location lease, originally expiring July 2009, was renewed July 2009 until July 2012, at similar rents.

The Company amended its Durango location lease on May 1, 2009 which shortened the remaining lease term to 2 years and reduced rents.

In March 2010, the Company sold 100,000 shares for cash at $,50 a share for a total of $50,000.

MK Automotive, Inc.
Balance Sheets
(Unaudited)

	December 31,	March 31,
	2009	2009
ASSETS
CURRENT ASSETS
Cash	$69,993	$68,291
Accounts receivable	44,014	35,605
Prepaid expenses and other current assets	5,583	13,457
Total current assets	119,590	117,353

PROPERTY AND EQUIPMENT
Building	480,620	480,620
Furniture, fixtures and equipment	158,079	158,079
	638,699	638,699
Less - accumulated depreciation	(218,465)	(191,641)
	420,234	447,058
Land	919,380	919,380
	1,339,614	1,366,438

GOODWILL	1,218,379	1,218,379
	$2,677,583	$2,702,170

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable - trade	$204,300	$136,969
Accrued expenses and other current liabilities	188,579	229,512
Accrued interest - related party	214,256	190,359
Deferred Income	20,004	-
Line of credit	100,099	92,594
Advances from shareholders	244,157	269,157
Current portion of long-term debt - related party	103,619	141,276
Current portion of long-term debt - third party	213,673	99,330
Total current liabilities	1,288,687	1,159,197
LONG-TERM LIABILITIES
Long-term debt - related party, net of current portion	276,735	282,056
Long-term debt - third party, net of current portion	1,492,801	1,573,543
	1,769,536	1,855,599
Total liabilities	3,058,223	3,014,796
STOCKHOLDERS' DEFICIT
Common stock, ($0.001 par value, 50,000,000 shares authorized; 29,747,100 and 29,635,000 shares issued and outstanding as of December 31, 2009 and
March 31, 2009, respectively)	29,747	29,635
Additional paid in capital	1,830,329	1,551,674
Accumulated deficit	(2,240,716)	(1,893,935)
Total stockholders' deficit	(380,640)	(312,626)
	$2,677,583	$2,702,170

The accompanying footnotes are an integral part of these financial statements

MK Automotive, Inc.
Statements of Operations
For the Nine Months Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008

Net sales	$3,549,786	$3,840,564
Cost of goods sold	1,945,293	2,062,679
Gross profit	1,604,493	1,777,885

Selling, General and Administrative Expenses
Salaries, wages and employee benefits	697,004	799,139
Rents	480,928	607,547
Other operating expenses	126,880	165,674
Advertising	47,315	73,672
Bank charges	62,963	52,825
Utilities	63,900	56,630
Repairs and maintenance	16,914	8,495
Licenses, permits and business taxes	55,962	11,917
Depreciation Expense	26,824	26,823
Professional fees	216,291	1,136,473
Bad debt	2,574	17,505
	1,797,555	2,956,700

Loss from operations	(193,062)	(1,178,815)

Other expense
Interest expense	153,719	187,448

Net loss	$(346,781)	$(1,366,263)

Basic and diluted loss per share	$(0.01)	$(0.05)

Weighted average shares outstanding	29,694,952	28,411,900

The accompanying footnotes are an integral part of these financial statements

MK Automotive, Inc.
Statements of Cash Flows
For the Nine Months Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(346,781)	$(1,366,263)
Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	166,667	1,146,203
Depreciation	26,824	26,823
Changes in operating assets and liabilities
Accounts receivable	(8,409)	(12,276)
Prepaid expenses and other current assets	7,874	(9,574)
Accounts payable	67,331	(19,212)
Accrued expenses and other current liabilities	(17,036)	71,905
Deferred income	20,004	-

Net cash used in operating activities	(83,526)	(162,394)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from share holders	-	25,000
Payment of advances from shareholders	(25,000)	(75,000)
Proceeds from (payments on) line of credit, net	7,505	(2,238)
Borrowings from long-term debt	50,000	-
Repayments of long-term debt	(59,377)	(130,964)
Sale of common stock	112,100	375,000

Net cash provided by financing activities	85,228	191,798

NET DECREASE IN CASH	1,702	29,404

CASH AT BEGINNING OF PERIOD	68,291	75,216

CASH AT END OF PERIOD	$69,993	$104,620

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid during the year for interest	$129,259	$165,700
Income taxes paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING ACTIVITIES
Acquisition of business through issuance of debt	-	300,000

The accompanying footnotes are an integral part of these financial statements

MK AUTOMOTIVE, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Basis of Presentation

The accompanying unaudited interim financial statements of MK Automotive, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this Form 10. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year as reported in Form 10, have been omitted.

Note 2. Debt

On August 1, 2009, the Company borrowed $50,000 from a third party.  The note matures in 5 years from the date of issuance and bears interest at 5%.

Note 3. Equity

During the nine months ended December 31, 2009, the Company sold 112,100 shares at $1 per share to several investors for a total of $112,100.

The Company recognized stock based compensation expense of $166,667 pertaining to shares granted to a consultant.